FIRST AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT (the "Amendment"), dated as of June 27, 2002, by and between EP MEDSYSTEMS, INC., a New Jersey corporation (the "Company"), and FUSION CAPITAL FUND II, LLC (the "Buyer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Common Stock Purchase Agreement.

     WHEREAS, the parties hereto are parties to a Common Stock Purchase Agreement dated as of June 11, 2001 (the "Common Stock Purchase Agreement");

     WHEREAS, pursuant to the Common Stock Purchase Agreement, the Buyer has agreed to purchase, and the Company has agreed to sell up to $10,000,000 of the Common Stock all in accordance with the terms and conditions of the Common Stock Purchase Agreement;

     WHEREAS, the parties desire to increase the term, and amend certain other provisions, of such Common Stock Purchase Agreement;

     NOW,  THEREFORE,   in  consideration  of  the  agreements,   covenants  and
considerations contained herein, the parties hereto agree as follows:

     1.   Amendments.

          a. Section 1(c) the Common Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

          "(c) The Daily Base Amount; Company's Right to Decrease or Increase the Daily Base Amount.


          (i) The Daily Base Amount. As used herein the term "Original Daily Base Amount" shall mean Twenty Five Thousand Dollars ($25,000) per Trading Day. As used herein, the term "Daily Base Amount" shall mean initially Twenty Five Thousand Dollars ($25,000) per Trading Day, which amount may be increased or decreased from time to time pursuant to this Section 1(c).

          (ii) Company's Right to Decrease the Daily Base Amount. The Company shall always have the right at any time to decrease the amount of the Daily Base Amount by delivering written notice (a "Daily Base Amount Decrease Notice") to the Buyer which notice shall specify the new Daily Base Amount. The decrease in the Daily Base Amount shall become effective one Trading Day after receipt by the Buyer of the Daily Base Amount Decrease Notice. Any purchases by the Buyer which have a Purchase Date on or prior to the first (1st) Trading Day after receipt by the Buyer of a Daily Base Amount Decrease Notice must be honored by the Company as otherwise provided herein. The decrease in the Daily Base Amount shall remain in effect until the Company delivers to the Buyer a Daily Base Amount Increase Notice (as defined below).

          (iii) Company's Right to Increase the Daily Base Amount. The Company shall have the right (but not the obligation) to increase the amount of the Daily Base Amount in accordance with the terms and conditions set forth in this Section 1(c)(iii) by delivering
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          written  notice to the Buyer  stating the new amount of the Daily Base
          Amount (a "Daily Base Amount Increase Notice"). A Daily Base Amount Increase Notice shall be effective five (5) Trading Days after receipt by the Buyer. The Company shall always have the right at any time to increase the amount of the Daily Base Amount up to the Original Daily Base Amount. With respect to increases in the Daily Base Amount above the Original Daily Base Amount, as the market price for the Common Stock increases the Company shall have the right from time to time to increase the Daily Base Amount as follows. For every $0.50 increase in Threshold Price above $2.50 (subject to equitable adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), the Company shall have the right to increase the Daily Base Amount by up to an additional $5,000 in excess of the Original Daily Base Amount. "Threshold Price" for purposes hereof means the lowest Sale Price of the Common Stock during the five
          (5) consecutive Trading Days immediately prior to the submission to the Buyer of a Daily Base Amount Increase Notice (subject to equitable
          adjustment   for  any   reorganization,   recapitalization,   non-cash
          dividend, stock split or other similar transaction). For example, if the Threshold Price is $3.00, the Company shall have the right to increase the Daily Base Amount to up to $30,000 in the aggregate. If the Threshold Price is $3.50, the Company shall have the right to increase the Daily Base Amount to up to $35,000 in the aggregate. Any increase in the amount of the Daily Base Amount shall continue in effect until the delivery to the Buyer of a Daily Base Amount Decrease Notice. However, if at any time during any Trading Day the Sale Price of the Common Stock is below the applicable Threshold Price, such increase in the Daily Base Amount shall be void and the Buyer's obligations to buy Purchase Shares hereunder in excess of the applicable maximum Daily Base Amount shall be terminated. Thereafter, the Company shall again have the right to increase the amount of the Daily Base Amount as set forth herein by delivery of a new Daily Base Amount Increase Notice only if the Sale Price of the Common Stock is above the applicable Threshold Price on each of five (5) consecutive Trading Days immediately prior to such new Daily Base Amount Increase Notice."


          b. Section 1(d) of the Common Stock Purchase Agreement is hereby amended as follows:

          "(iii) Purchase Price Floor. The Buyer shall not have the right or the obligation to purchase any Purchase Shares under this Agreement in the event that the Purchase Price for any purchases of Purchase Shares would be less than the Floor Price. The Company may at any time give written notice (a "Floor Price Notice") to the Buyer increasing or decreasing the Floor Price. The Floor Price Notice shall be effective only for purchases that have a Purchase Date later than one (1) Trading Day after receipt of the Floor Price Notice by the Buyer. "Floor Price" means initially $2.00, which amount may be increased or decreased from time to time pursuant to Section 1(d)(iii) hereof, except that in no case shall the Floor Price be less than $1.00 without the prior written consent of the Buyer. The Floor Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction. Any purchase by the Buyer that has a Purchase Date on or prior to the first Trading Day after receipt of a Floor Price Notice from the Company must be honored by the Company as otherwise provided herein."

          c. Sections 9(b) and 9(c) of the Common Stock Purchase Agreement are hereby amended and restated in their entirety as follows:

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

          "(b) the suspension from trading or failure of the Common Stock to be listed on the Principal Market for a period of three (3) consecutive Trading Days;

          (c) the delisting of the Company's Common Stock from the Principal Market, provided, however, that the Common Stock is not immediately thereafter trading on New York Stock Exchange, the Nasdaq SmallCap Market, the American Stock Exchange or the Nasdaq Over-the-Counter Bulletin Board;"

          d. Sections 10(g), 10(i) and 10(k) of the Common Stock Purchase Agreement are hereby deleted in their entirety.

          e. Sections 10(h) and 10(m) of the Common Stock Purchase Agreement are hereby amended and restated in their entirety as follows:

          "(h) "Maturity Date" means the date that is 620 Trading Days (31 Monthly Periods) from the Commencement Date which such date may be extended by up to an additional six (6) Monthly Periods by the Company, in its sole discretion, by written notice to the Buyer."

          "(m) "Principal Market" means The Nasdaq National Market, provided, however, that in the event the Company's Common Stock is ever listed or traded on the Nasdaq SmallCap Market, New York Stock Exchange, the American Stock Exchange, or the Nasdaq OTC/ Bulletin Board Market than the "Principal Market" shall mean such other market or exchange on which the Company's Common Stock is then listed or traded."


          f. The term "Transaction Documents" shall be deemed to include this Amendment for all purposes under the Common Stock Purchase Agreement.

     2. Effect of Amendment/Incorporation of Certain Provisions. Except as amended as set forth above, the Common Stock Purchase Agreement shall continue in full force and effect. The provisions set forth in Section 11 of the Common Stock Purchase Agreement are hereby incorporated by reference into this Amendment.


                                    * * * * *


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

     IN WITNESS WHEREOF, the Buyer and the Company have caused this First Amendment to Common Stock Purchase Agreement to be duly executed as of the date first written above.


                                THE COMPANY:
                                ------------

                                EP MEDSYSTEMS, INC.

                                By: /s/ Reinhard Schmidt
                                   -----------------------------------
                                Name: Reinhard Schmidt
                                Title: President and Chief Operating Officer


                                BUYER:
                                ------

                                FUSION CAPITAL FUND II, LLC
                                BY: FUSION CAPITAL PARTNERS, LLC
                                BY: SGM HOLDINGS CORP.

                                By: /s/ Steven G. Martin
                                   -----------------------------------
                                Name: Steven G. Martin
                                Title: President



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